NEUBERGER BERMAN ALTERNATIVE FUNDS
CLASS A
 ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman MLP Income Opportunity Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Multi-Style Premia Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
 Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: April 4, 2018

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS A
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Alternative Funds Class A Administration Agreement shall be:

(1)
For the services provided to the Class A of a Series and its shareholders (including amounts paid to third parties), 0.26% per annum of the average daily net assets of the Class A of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017